Exhibit 99.1

MESABI TRUST

PRESS RELEASE

New York, New York

January 15, 2010

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of fifty-five cents ($0.55) per Unit of Beneficial Interest payable on February 20, 2010 to Mesabi Trust unitholders of record at the close of business on January 30, 2010.  This compares to a distribution of eleven cents ($0.11) per Unit for the same period last year.

The forty-four cents ($0.44) per Unit increase in the current distribution, as compared to the distribution for the same quarter last year, is attributable to a significant increase in the volume of shipments of iron ore pellets during the most recent quarter as reported by Northshore Mining Company (“Northshore”), the lessee/operator of the mine on Mesabi Trust lands.  Even though the average price per ton during the fourth quarter of 2009 was approximately 25% lower than the average price per ton during the fourth quarter of 2008, the increase in the volume of shipments as compared to the same quarter last year resulted in a substantial increase in the amount of the base royalty received by the Trust, as compared to the fourth quarter of 2008.  Additionally, the current average sales price per ton of iron ore pellets shipped, together with the increase in the volume of iron ore pellets shipped, resulted in a significantly higher bonus royalty payment.

The total royalty payment that Mesabi Trust expects to receive from Northshore on January 29, 2010 is $8,421,808 (including a royalty payment of $97,391 payable to the Mesabi Land Trust).  The total royalty payment expected to be received includes a base royalty in the amount of $4,937,627 (representing royalties on actual shipments of iron ore mined from Mesabi Trust lands of 1,754,342 tons), and a bonus royalty in the amount of $3,135,086 with respect to shipments during the fourth calendar quarter of 2009.  The base royalty and bonus royalty amounts were increased by $251,704, representing positive adjustments of $77,786 and $173,918, respectively, to base royalty and bonus royalty amounts credited to the Trust during the second and third quarter of 2009. These pricing adjustments are the result of changes in the estimated prices of iron ore pellets shipped under supply agreements between Northshore, Northshore’s parent Cliffs Natural Resources Inc. (“Cliffs”) and certain customers (the “Cliffs Pellet Agreements”).  As previously disclosed by Mesabi Trust, the prices under the Cliffs Pellet Agreements are estimated and subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis.  Cliffs has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although Cliffs did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under Cliffs Pellet Agreements, which are subject to adjustment.

A portion of the royalty payment that the Trust expects to receive from Northshore will be retained by the Trust and added to the Trust’s cash reserve for potential future liabilities, which was $2,068,574 as of

October 31, 2009 (unaudited).  As reflected on the Trust’s unaudited balance sheet as of October 31, 2009, the Trust is carrying a $2.25 million deferred royalty revenue liability.  See the discussion under the heading “Comparison of Unallocated Reserve as of October 31, 2009, October 31, 2008 and January 31, 2009,” in the Trust’s quarterly report on Form 10-Q for the three months ended October 31, 2009 for additional information.  In making this decision, the Trustees considered the need for the Trust to maintain adequate reserves to cover the Trust’s current expenses, as well as present and future potential liabilities.

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, prices under the Cliffs Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. These adjustments can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2007, 2008 and 2009 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the Cliffs Pellet Agreements.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing, or even eliminating, cash available for distribution to the Trust’s Unitholders in future quarters.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2009, royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices, price adjustments and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, macro economic conditions, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to the Trust and other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749